Exhibit 99.1

Vishay Intertechnology Updates Third Quarter 2015 Guidance and Schedules Third Quarter 2015 Earnings Call

MALVERN, PENNSYLVANIA - October 8, 2015 - Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, today updated its guidance for the third quarter of 2015.

Vishay announced that it expects third quarter revenues to be between $558 million and $562 million, with gross margins in the range of 21% to 23%, when it announces third quarter results on November 3, 2015. The previous expectation was for revenues in the range of $560 to $600 million and for gross margins of 22% to 24%, based on a 1.10 U.S. dollar to euro exchange rate.

The change in outlook primarily reflects the impact of a temporary shutdown of Vishay's Tianjin, China diodes facility. Vishay owns and operates a diodes manufacturing facility near the port. The shockwave of the explosion in the port of Tianjin on August 12, 2015 had resulted in some damage to the facility and caused a temporary shutdown. Full production resumed on September 8, 2015.

Vishay will release results for the third quarter on November 3, 2015.

A conference call to discuss third quarter financial results is scheduled for Tuesday, November 3, 2015 at 9:00 a.m. ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is 57522492.

There will be a replay of the conference call from 12:00 p.m. ET on Tuesday, November 3, 2015 through 11:30 p.m. ET on Tuesday, November 10, 2015. The telephone number for the replay is 800-585-8367 (+1 855-859-2056 or 404-537-3406 if calling from outside the United States or Canada) and the access code is 57522492.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at https://ir.vishay.com.

About Vishay
Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's expected third quarter revenues, and gross margins are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected.  Results for the third quarter will only be known with certainty when the Company completes its accounting for the quarter. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.